Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ReShape Lifesciences, Inc.

San Clemente, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-213988, 333-218482, 333-224864, 333-232759, 333-235876, and 333-236062), Form S-3 (Nos. 333-221264, 333-227160, 333-259301, and 333-259303), and Form S-1 (Nos. 333-260207, 333-229142, 333-232276, and 333-236327) of Reshape Lifesciences, Inc. of our report dated April 8, 2022, except for the effect of the one-for-fifty reverse stock split discussed in Note 4 as to which the date is January 12, 2023 and the impact of the restatement discussed in Note 2 as to which the date is April 17, 2023, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Costa Mesa, California

April 17, 2023